AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG

                                24/7 MEDIA, INC.,

                           24/7 AWARDS HOLDING CORP.,

                                AWARDTRACK, INC.

                            MEMBERWORKS INCORPORATED,

    BRIAN ANDERSON, NATIONAL DISCOUNT BROKERS GROUP, INC., JEFFREY NEWHOUSE,
            JOHN WATSON, GREGORY HASSETT, RANDY MOORE AND JACK DALEY


                          DATED AS OF FEBRUARY 2, 2000


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          AGREEMENT AND PLAN OF MERGER, dated as of February 2, 2000 (this
"AGREEMENT"), by and among 24/7 Media, Inc., a Delaware corporation ("24/7"), 24/7 Awards Holding Corp., a Delaware corporation and a wholly-owned subsidiary of 24/7 (the "SUBSIDIARY"), AwardTrack, Inc., a California corporation (the "COMPANY"), MemberWorks Incorporated ("MemberWorks"), Brian Anderson, National Discount Brokers Group, Inc., Jeffrey Newhouse, John Watson, Gregory Hassett, Randy Moore and Jack Daley (the "Other Shareholders;" and, together with MemberWorks, shall be referred to collectively as the "SHAREHOLDERS").

          WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of California ("California Law") and the General Corporation Law of the State of Delaware ("DELAWARE LAW"), 24/7, Subsidiary and the Company intend to enter into a business combination transaction;

          WHEREAS, the Board of Directors of the Company (i) has determined that the Merger (as defined below) is fair to, and in the best interest of, the Company and its shareholders, and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

          WHEREAS, the holders of all of the outstanding shares of the capital stock of the Company have authorized, approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement;

          WHEREAS, the Boards of Directors of 24/7 and the Subsidiary (i) have determined that the Merger is fair to, and in the best interest of, 24/7, the Subsidiary and their shareholders, and (ii) have approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

          WHEREAS, each Shareholder is the owner of such number of shares of capital stock (the "SHARES") of the Company as is set forth in SCHEDULE 1 hereto (the "OWNERSHIP TABLE");

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, 24/7, the Subsidiary and the Company hereby agree as follows:



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                                    ARTICLE I
                                   THE MERGER

          1.1 THE MERGER. At the Effective Time (as defined in Section 1.2(a)) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of California Law and Delaware Law, the Subsidiary shall be merged with and into the Company (the "MERGER"), the separate corporate existence of the Subsidiary shall cease, and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION." The parties intend that, for federal income tax purposes, the Merger shall constitute a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

          1.2   EFFECTIVE TIME; CLOSING

                (a) As promptly as practicable after the Closing (as defined in Section 1.2(b)), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware (the "Certificate of Merger") and agreement of merger with the Secretary of State of the State of California (the "Agreement of Merger"), in such form as required by, and executed in accordance with the relevant provisions of, California Law and Delaware Law . When used in this Agreement, the term "EFFECTIVE TIME" shall mean the date and time at which the Merger shall become effective under California Law and Delaware Law.

               (b) The closing of the transactions contemplated by this Agreement (the "CLOSING") shall be held at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, on February 17, 2000, or at another time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

          1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of California Law and Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the rights, privileges, powers, franchises and property of the Subsidiary and the Company shall vest in the Surviving Corporation, and all restrictions, disabilities, duties, debts and liabilities of the Subsidiary and the Company shall become the restrictions, disabilities, duties, debts and liabilities of the Surviving Corporation.

          1.4   CERTIFICATE OF INCORPORATION.

                At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated as set forth in the Agreement of Merger.


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          1.5   DIRECTORS AND OFFICERS. The directors and officers set forth on
SCHEDULE 1.5 hereto shall be the directors and officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

          1.6 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of either the Subsidiary, the Company or the holders of any of the following securities:

                (a) CONVERSION OF COMPANY COMMON STOCK. Each share of common stock, no par value, of the Company ("COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(d), will be canceled and extinguished and automatically converted (subject to Sections 1.6(f) and (g)) into the right to receive the number of shares of validly issued, fully paid and nonassessable common stock, par value $0.01 per share, of 24/7 (the "24/7 COMMON STOCK"), equal to (i) $25,000,000 divided by the average closing price per share of the 24/7 Common Stock for the five (5) trading days preceding the date of this Agreement divided by (ii) 9,699,190 (the "Exchange Ratio") , upon surrender of the certificates representing such shares of Company Common Stock in accordance with the Ownership Table. The aggregate number of shares of 24/7 Common Stock to be issued pursuant to this Section 1.6(a) is referred to herein as the "Common Merger Consideration."

                (b) CONVERSION OF COMPANY PREFERRED STOCK. All the shares of preferred stock, no par value, of the Company ("COMPANY PREFERRED STOCK"), issued and outstanding immediately prior to the Effective Time (including in connection with the contribution referred to in Section 4.8), other than any shares of Company Preferred Stock to be canceled pursuant to Section 1.6(d), and all the rights of MemberWorks under the Agreement and Plan of Merger among MemberWorks Incorporated, AT Merger, Inc. and the Company, dated April 19, 1999, as amended by the Amendment to Agreement and Plan of Merger dated as of September 30, 1999 and the Second Amendment to Agreement and Plan of Merger dated December 30, 1999, will be canceled and extinguished and automatically converted (subject to Sections 1.6(f) and (g)) into the right to receive the number of shares of 24/7 COMMON STOCK, equal to $50,180,000 divided by the average closing price per share of the 24/7 Common Stock for the five (5) trading days preceding the date of this Agreement (the "Preferred Merger Consideration;" and, together with the Common Merger Consideration, shall be referred to collectively as the "Merger Consideration"), upon surrender of the certificates representing such shares of Company Preferred Stock.

                (c)  (i)    The Company's obligations with respect to each
outstanding option, as set forth on SCHEDULE 1.6(B) hereto (the "ASSUMED OPTIONS"), to purchase shares of common stock of the Company issued pursuant to the Company's 1999 Stock Option Plan (the "COMPANY OPTION PLAN"), whether vested or unvested, shall, by virtue of this Agreement and without any further action of the Company, 24/7 or the holder of any Assumed


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Option, be assumed by 24/7 under its 1998 Stock Incentive Plan. Unless otherwise elected by 24/7 prior to the Effective Time, 24/7 shall make such assumption in such manner that (i) 24/7 is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code or (ii) to the extent that Section 424 of the Code does not apply to such Assumed Option, 24/7 would be such a corporation were Section 424 of the Code applicable to such Assumed Option; and, if not so otherwise elected, after the Effective Time, all references to the Company Option Plan shall be deemed to refer to 24/7's 1998 Stock Incentive Plan as of the Effective Time by virtue of this Agreement and without any further action.

                     (ii) Each Assumed Option so assumed by 24/7 under this Agreement shall continue to have, and be subject to, similar terms and conditions (including vesting) set forth in the Company Option Plan and each individual optionee's Option Agreement as in effect immediately prior to the Effective Time, except that (i) such Assumed Option shall be governed by 24/7's 1998 Stock Incentive Plan, (ii) such Assumed Option will be exercisable for that number of shares of 24/7 Common Stock equal to the product of the number of shares of common stock of the Company that were purchasable under such Assumed Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of 24/7 Common Stock, and
(iii) the per share exercise price for the shares of 24/7 Common Stock issuable upon exercise of such Assumed Option will be equal to the exercise price per share of common stock of the Company at which such Assumed Option was exercisable immediately prior to the Effective Time divided by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent. For purposes of this Section 1.6(c)(ii), the fair market value of 24/7 Common Stock is based on the closing price per share on the trading day immediately following the Closing Date, as reported on the Nasdaq National Market System ("NASDAQ").

                     (iii) As soon as reasonably practicable after the Effective Time, the Company will deliver to Assumed Option holders appropriate notices setting forth such holders' rights pursuant to 24/7's 1998 Stock Incentive Plan and confirming that the Assumed Options have been assumed by 24/7 under its 1998 Stock Incentive Plan in accordance with the terms and conditions required by this Section 1.6(b).

                (d) CANCELLATION OF COMPANY-OWNED STOCK. Each share of Company Common Stock and Company Preferred Stock held by the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                (e) CAPITAL STOCK OF THE SUBSIDIARY. Each share of common stock, par value $0.01 per share, of the Subsidiary issued and outstanding immediately prior to the Effective Time shall be exchanged for and converted into one validly issued, fully paid and non-assessable share of common stock, no par value, of the Surviving Corporation. Each stock certificate of the Subsidiary evidencing ownership of any such shares shall evidence ownership of such shares of capital stock of the Surviving Corporation.

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                (f)  FRACTIONAL SHARES.  No fraction of a share of 24/7 Common
Stock shall be issued by virtue of the Merger, but in lieu thereof each holder of a share of Company Common Stock or Company Preferred Stock who would otherwise be entitled to a fraction of a share of 24/7 Common Stock (after aggregating all fractional shares of 24/7 Common Stock that otherwise would be received by such holder) shall receive from 24/7 an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by
(ii) the average closing price of one share of 24/7 Common Stock for the five
(5) most recent days that 24/7 Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on Nasdaq.

                (g) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into 24/7 Common Stock), reorganization, recapitalization, reclassification or other like change with respect to 24/7 Common Stock occurring on or after the date hereof and prior to the Effective Time.

                (h) ALL OTHER CAPITAL STOCK OF THE COMPANY. All other capital stock of the Company shall be canceled and retired and shall cease to exist, and no consideration shall be issued or delivered in exchange therefor.

          1.7   SURRENDER AND PAYMENT.

                (a) The Merger Consideration delivered upon the surrender for exchange of the shares of Company Common Stock and Company Preferred Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares, and after the Effective Time, there shall be no further registration or transfers of shares of Company Common Stock and Company Preferred Stock that were outstanding prior to the Closing Date. If after the Effective Time certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock and Company Preferred Stock (the "Certificates") are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

                (b) If certificates for shares of 24/7 Common Stock are to be issued in the name of a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of the issuance thereof that the Certificates so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such exchange shall have paid to 24/7 or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for shares of 24/7 Common Stock in the name of a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of 24/7 or any agent designated by it that such tax either has been paid or is not applicable.

          1.8 ESCROW INDEMNITY ACCOUNT. Promptly after the Closing Date, 24/7 shall

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deliver to the escrow agent (the "ESCROW AGENT") under the escrow agreement dated the Closing Date, substantially in the form of EXHIBIT A hereto (the "ESCROW AGREEMENT"), a certificate representing a number of shares of 24/7 Common Stock equal to an aggregate of twenty-two percent (22%) of the Merger Consideration, to be held pursuant to the provisions of the Escrow Agreement to be held in an escrow account (the "ESCROW INDEMNITY ACCOUNT") pursuant to the terms of the Escrow Agreement.


          1.9 LOST, STOLEN OR DESTROYED CERTIFICATES. If any Certificates shall have been lost, stolen or destroyed, 24/7 shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration; PROVIDED, HOWEVER, that 24/7 may, in its discretion and as a condition precedent to the issuance and delivery thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against 24/7 or the Company with respect to the Certificates alleged to have been lost, stolen or destroyed.

          1.10 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and the Subsidiary, the officers and directors of the Company and the Subsidiary are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action. 24/7 shall cause the Subsidiary to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.


                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as disclosed in that section of the document of even date herewith delivered by the Company to 24/7 prior to the execution and delivery of this Agreement (the "COMPANY DISCLOSURE SCHEDULE") corresponding to the section of this Agreement to which any of the representations and warranties specifically relate or as disclosed in another section of the Company Disclosure
Schedule if it is reasonably apparent on the face of the disclosure that it is applicable to another section of this Agreement, the Company represents and warrants to 24/7 as follows:

          2.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. The Company is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted and as currently proposed to be conducted, except where the failure to

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be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Company, taken as a whole, or on the ability of the parties to consummate the transactions contemplated by this Agreement (a "COMPANY MATERIAL ADVERSE EFFECT"). The Company is duly qualified or licensed as a foreign corporation or other legal entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Company Material Adverse Effect. The Company does not, directly or indirectly, own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. Except for a dormant subsidiary, a Texas corporation with no assets or operations, the Company has no subsidiaries.

          2.2 ARTICLES OF INCORPORATION AND BY-LAWS. The Company has heretofore furnished to 24/7 a complete and correct copy of its Articles of Incorporation (certified by the Secretary of State of the State of California) and By-Laws, as amended to date. Such Articles of Incorporation and By-Laws of the Company are in full force and effect. The Company is not in violation of any of the provisions of its Articles of Incorporation or By-Laws.

          2.3   COMPANY CAPITAL STRUCTURE.

             (a) The authorized capital stock of the Company consists of: (i) 15,000,000 shares of Company Common Stock, of which there are 7,855,882 shares issued and outstanding as of date hereof and (ii) 2,000,000 shares of preferred stock, no par value, of which 1,713,614 shares are issued and outstanding. All of the outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive or similar rights created by statue, the Articles of Incorporation or Bylaws of the Company or any agreement or document to which the Company is a party or by which it is bound. As of the date of this Agreement there were no shares of Company Common Stock held in treasury by the Company.

             (b) As of the date of this Agreement 2,146,000 shares of Company Common Stock are issuable pursuant to outstanding options (whether or not currently exercisable) to purchase Company Common Stock granted under the Company Option Plan for a weighted average price of $0.364, all of which shares of Company Common Stock were reserved for issuance pursuant to the Company's Option Plan.

             (c) As of the date of this Agreement no shares of Company Common Stock are issuable pursuant to outstanding warrants (whether or not currently exercisable) to purchase Company Common Stock.

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          2.4   OBLIGATIONS WITH RESPECT TO CAPITAL STOCK. Except as set forth in Section 2.3 of this Agreement (including the related section of the Company Disclosure Schedule), there are no equity securities, partnership interests or similar ownership interests of any class of any Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.3 of this Agreement, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character (contingent or otherwise) to which the Company is a party or by which it is bound obligating the Company to (i) issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company; (ii) grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement; or (iii) provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any entity. As of the date of this Agreement, there is no voting trust, proxy or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company.

          2.5   AUTHORITY RELATIVE TO THIS AGREEMENT; OWNERSHIP.

                (a) The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, as well as all other agreements, certificates and documents executed or delivered, or to be executed or delivered, by the Company in connection herewith (collectively, with this Agreement, the "COMPANY DOCUMENTS"). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Company, and no other proceedings are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except for the filing of the Agreement of Merger and Certificate of Merger pursuant to California Law and Delaware Law, respectively. Each of the Company Documents to which the Company is, or will be, a party has been, or will be, duly and validly executed and delivered by the Company, and, assuming the due authorization, execution and delivery of the Company Documents by 24/7 and/or the Subsidiary, as applicable, are (or when executed and delivered will be) legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors' rights generally and
(ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

                (b) The Board of Directors of the Company (including any required committee or subgroup of the Board of Directors of the Company) at a meeting duly called at which all members were present or by unanimous written consent as permitted by California Law

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has (A) unanimously declared that this Agreement, the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the Company and its shareholders; (B) authorized, approved and adopted this Agreement, the Merger and the other transactions contemplated hereby; and (C) as of the date hereof, determined to recommend that the shareholders of the Company approve and adopt this Agreement and approve the Merger. None of the aforesaid actions by the Board of Directors of the Company has been amended, rescinded or modified.

                (c) The holders of all of the outstanding shares of the Company Common Stock have authorized, approved and adopted this Agreement, the Merger and the other transactions contemplated hereby and have authorized the taking of all appropriate action pursuant to California Law and Delaware Law to cause the Merger to be effective at the Effective Time. No other vote of the holders of any class or series of the Company's capital stock is necessary to authorize, approve and adopt this Agreement and the Merger.

          2.6   NO CONFLICTS, REQUIRED FILINGS AND CONSENTS.

                (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or By-Laws of the Company; (ii) subject to compliance with the requirements set forth in Section 2.6(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which the Company or any of its respective properties is bound or affected; or (iii) except as set forth in
Section 2.6 of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its respective properties is bound or affected, except, in the case of clauses (ii) and (iii), for such breaches, violations or defaults that would not have a Company Material Adverse Effect.

                (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or declaration, registration or filing with or notification to, any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("GOVERNMENTAL ENTITY") except (i) such consents, approvals, orders, authorizations, registrations and declarations and filings as may be required under applicable federal and state securities (or related) laws, (ii) the filing of the Agreement of Merger and Certificate of Merger pursuant to California Law and Delaware Law, respectively, and (iii) such consents, approvals, authorizations, filings and registrations which if not obtained or made, would not prevent or delay consummation of the Merger or otherwise prevent the Company from

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performing its obligations under this Agreement.

          2.7 FINANCIAL STATEMENTS. The Company has delivered to 24/7 the unaudited balance sheet of the Company as of December 31, 1999 and statement of profit and loss for the 12-month period then ended(collectively, the "Company Financial Statements"). Except as disclosed in Section 2.7 of the Company Disclosure Schedule, the Company Financial Statements are in accordance with the books and records of the Company, and reflect accurately in all material respects the financial position and results of operations of the Company as at the dates and for the periods indicated. Except as disclosed in Section 2.7 of the Company Disclosure Schedule, the Company Financial Statements do not omit any material transactions involving the Company as at the dates and for the periods indicated.. The accounts receivable of the Company (i) arose in the ordinary course of business for goods or services which the Company has contracted to deliver or render, (ii) constitute only valid, undisputed claims and are not subject to counterclaims or setoffs, (iii) except as is disclosed in
Section 2.7 of the Company Disclosure Schedule, are good and the Company currently believes them to be collectible in full within 90 days of the date they were created at the aggregate recorded amounts thereof net of the reserve therefor and (iv) have not been extended or rolled over in order to make them current.

          2.8   NO UNDISCLOSED LIABILITIES. Except as is disclosed in Section
2.8 of the Company Disclosure Schedule, the Company has no liabilities (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, operations or financial condition of the Company, except liabilities (i) adequately provided for in the Company's unaudited balance sheet as of December 31, 1999 included in the Company Financial Statements (the "COMPANY BALANCE SHEET"), (ii) incurred since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practice and (iii) incurred in connection with the transactions contemplated by this Agreement. The Company does not know of any basis for the assertion against the Company of any other liability or loss contingency for which a reserve is required to be disclosed in the Company Financial Statements, in accordance with GAAP.

          2.9   ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in
Section 2.9 of the Company Disclosure Schedule, since December 31, 1999, the Company has conducted its business in the ordinary course and there has not occurred: (i) any Company Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of any of the Company's capital stock, or any purchase, redemption or other acquisition by the Company of any of its capital stock or any other securities of the Company, (iii) any split, combination or reclassification of any of the Company's capital stock, (iv) any amendments or changes in the Articles of Incorporation or By-Laws of the Company; (v) any change by the Company in its accounting methods, principles or practices except as required by GAAP; (vi) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business; or (vii) any sale or transfer of a material amount of assets of the Company.

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          2.10  ABSENCE OF LITIGATION. Section 2.10 of the Company Disclosure
Schedule contains a complete and correct list of all actions, suits, proceedings, claims or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its respective assets or, in connection with the Company's business, any of the Company's officers, directors or employees before any Governmental Entity. Except as set forth in Section 2.10 of the Company Disclosure Schedule, neither the Company nor, in connection with the Company's business, any of the Company's officers, directors or employees is subject or party to any judgment, order, decree or other direction of, or stipulation with, any Governmental Entity. As of the date hereof, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of the shareholders that seek to prevent or challenge, or seek damages in connection with, the transactions contemplated by any of the Company Documents or otherwise arising out of or in any way related to any of the Company Documents.

          2.11  EMPLOYEE BENEFIT PLANS.

                (a) Except as disclosed on Section 2.11(a) of the Company Disclosure Schedule, neither the Company nor any entity that would be deemed a "single employer" with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (an "ERISA AFFILIATE"), maintains, sponsors, contributes to, or has or has had an obligation to, or otherwise participated in or participates in, or in any way, directly or indirectly, has or has had any liability with respect to, any "employee benefit plan," as defined in Section 3(3) of ERISA, or any other bonus, profit sharing, pension, deferred compensation, incentive, stock option, fringe benefit, health, welfare, change in control, severance or other similar plan, policy, or arrangement, whether written or unwritten, insured or self-insured (each, a "PLAN"). None of the Company, any ERISA Affiliate or any of their respective predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in, or in any way, directly or indirectly, has any liability with respect to, any plan subject to Section 412 of the Code,
Section 302 of ERISA or Title IV of ERISA, including, without limitation, any "multiemployer plan" (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA). Except as disclosed on Section 2.11(a) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not give rise to any liability of the Company for severance pay or termination pay or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director, shareholder or beneficiary of the Company (whether current, former or retired) or their beneficiaries solely by reason of such transactions or by reason of a termination of employment following such transactions. Section 2.11(a) of the Company Disclosure Schedule contains a list of all Plans. A copy of each such Plan has previously been delivered by the Company to 24/7. No event, condition or circumstance exists that will prevent the amendment or termination of any Plan.

                (b) With respect to each of the Plans listed in Section 2.11(a) of the Company Disclosure Schedule:

                     (i) each Plan intended to qualify under Section 401(a) of the Code is qualified and has received a determination letter from the Internal Revenue Service ("IRS") to the effect that the Plan is qualified under
Section 401 of the Code, any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code and to the knowledge of the Company, nothing has occurred or is expected to occur through the Effective Time that caused or could cause the loss of such qualification or exemption or the imposition of any penalty or tax liability;

                     (ii) all payments required by any Plan, any collective bargaining agreement or other agreement or by law (including, without limitation, all contributions, insurance premiums or intercompany charges) with respect to all periods through the date of the Effective Time shall have been made prior to the Effective Time (on a pro rata basis where such payments are otherwise discretionary at year end) or provided for by the Company, as applicable, by full accruals as if all targets required by such Plan had been or will be met at maximum levels on its financial statements;

                     (iii) no claim, lawsuit, arbitration or other action (other than non-material or routine claims for benefits and appeals of such claims) has been asserted or instituted, or to the knowledge of the Company, threatened or anticipated against any Plan, any trustee or fiduciaries thereof, the Company, any ERISA Affiliate, any director, officer or employee thereof, or any of the assets of any trust of any Plan;

                     (iv) each Plan complies in all material respects and has been maintained and administered at all times in all material respects in accordance with its terms and all applicable laws, rules and regulations, including, without limitation, ERISA and the Code;

                     (v) to the knowledge of the Company, no "prohibited transaction," within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is expected to occur with respect to each Plan (and the consummation of the transactions contemplated by this Agreement will not constitute or directly or indirectly result in such a "prohibited transaction");

                     (vi) no Plan is under audit or to the knowledge of the Company, investigation by the IRS, Department of Labor or any other Governmental Entity and no such completed audit, if any, has resulted in the imposition of any material tax or penalty; and

                     (vii) with respect to each Plan that is funded mostly or partially through an insurance policy, neither the Company nor any ERISA Affiliate has any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the Effective Time.

                (c) Neither the Company nor any ERISA Affiliate maintains, contributes to or in any way provides for any benefits of any kind whatsoever (other than under Section 4980B of the Code, the Federal Social Security Act or a plan qualified under Section 401(a) of the Code) to any current or future retiree or terminee. Neither the Company nor any ERISA Affiliate has any unfunded liabilities pursuant to any Plan that is not intended to be qualified under Section 401(a) of the Code. No amounts payable under any Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

          2.12 LABOR MATTERS. Section 2.12 of the Company Disclosure Schedule contains a list of the names, office locations, compensation and years of credited service for severance, vacation and pension plan purposes of all full- and part-time employees of the Company as at January 30, 2000. The Company is not a party to a collective bargaining agreement and does not know of any efforts within the last three years to attempt to organize the Company's employees, and no strike or labor dispute involving the Company has occurred during the last three years or, to the knowledge of the Company, is threatened. To the knowledge of the Company, no key employee of the Company has indicated that he is considering terminating his employment. The Company has complied in all material respects with all applicable wage and hour, equal employment, safety and other legal requirements relating to its employees.

          2.13 TAXES. Except as disclosed in Section 2.13 of the Company Disclosure Schedule, (A) the Company has timely and properly filed all federal, foreign, state, local and other tax returns and reports which are required to be filed by it; (B) all such tax returns were true, correct and complete in all material respects, and all taxes, interest and penalties due and payable as shown on such returns or claimed to be due by any taxing authority have been timely paid; (C) all unpaid federal, foreign, state, local and other taxes, fees, assessments, duties and other similar governmental charges payable by the Company or which will, with the passage of time, become payable by the Company (including interest and penalties), whether or not disputed, with respect to any period or a portion thereof ending at, on or prior to and including December 31, 1999, have been adequately reserved against in accordance with GAAP on the face of the Company Balance Sheet; (D) there are no outstanding waivers or extensions of time with respect to the assessment or audit of any tax or tax return of the Company or audits, examinations or claims now pending or matters under discussion with any taxing authority in respect of any tax of the Company; (E) the Company has not at any time consented to have the provisions of Section 341(f)(2) of the Code apply to it; (F) all taxes to be collected or withheld by the Company have been duly collected or withheld and any such amounts that were required to be remitted to any taxing authority have been duly remitted; and (G) there are no tax rulings, requests for rulings, closing agreements or changes of accounting method relating to the Company that could affect its tax liability for any period after the Effective Time. Except as disclosed in Section 2.13 of the Company Disclosure Schedule, he Company has not used any of the following methods of accounting: installment, completed contract, or long-term contract. For purposes of this Agreement, "tax" or "taxes" means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges and including, without limitation, income, gross receipts, ad valorem, value added, excise, real and personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, occupation and other governmental taxes imposed or payable to the United States, or any state, local or foreign government or subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such tax.

          2.14 INTELLECTUAL PROPERTY. For the purposes of this Agreement, the following terms have the following definitions:

                "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world (collectively, the "TRADEMARKS");
(vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

             "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property, including, without limitation, all Registered Intellectual Property, that is owned by, or exclusively licensed to, the Company.

             "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

             "COMPANY REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, the Company.

             (a) A list and brief description of the Company Registered Intellectual Property, and all contracts, licenses and agreements to which the Company is a party (i) with respect to Company Intellectual Property licensed or transferred to any third party; or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to the Company, other than licenses for general business software purchased off the shelf is set forth in Section 2.14(a) of the Company Disclosure Schedule.

                (b) No Company Intellectual Property owned or developed by the Company or product or service of the Company is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation of any Governmental Entity restricting in any manner the use, transfer, or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property.

                (c) All necessary registration, maintenance and renewal fees currently due in connection with Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

                (d) The Company owns and has good and exclusive title to, or has joint ownership or license (to the knowledge of the Company, sufficient for the conduct of its business as currently conducted) to, each item of Company Intellectual Property free and clear of any Encumbrance (excluding licenses and related restrictions); and the Company is the exclusive owner of all Trademarks currently used in connection with the operation or conduct of the business of the Company, including the sale of any products or the provision of any services by the Company.

                (e) The Company owns, and has good title to, or has valid (to the knowledge of the Company) and licenses (to the knowledge of the Company, sufficient for the conduct of its business as currently conducted) for all copyrightable works currently used in its business.

                (f) Except as set forth in Section 2.14(f) of the Company Disclosure Schedule, to the extent that any Intellectual Property currently used in the Company's business has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto which provides the Company either (i) joint or exclusive ownership of all such third party Intellectual Property, or (ii) a license (to the knowledge of the Company, sufficient for the conduct of its business as currently conducted) to all such third parties' Intellectual Property by operation of law or by valid (to the knowledge of the Company) assignment, transfer or license.

                (g) The Company has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property currently used in the Company's business that is or was the Company Intellectual Property, to any third party.

                (h) All contracts, license agreements and other agreements relating to the Company Intellectual Property currently used in the Company's business are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. The Company is in compliance with, and has not breached any material term of any such contracts, licenses and agreements and, to the knowledge of the Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company's rights under such contracts, licenses and agreements to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

                (i) The operation of the business of the Company as such business is currently conducted, including the Company's design, development, marketing and sale of the products or services of the Company (including with respect to products currently under development) and the Company's use of the Company Intellectual Property, to the knowledge of the Company, has not, does not and will not infringe, dilute or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any relevant jurisdiction.

                (j) Except as provided in Section 2.14(j) of the Company Disclosure Schedule, the Company has not received actual notice from any third party and, to the knowledge of the Company, the Company has not received any threat, that the operation of the business of the Company or any act, product or service of the Company, infringes, dilutes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

                (k) To the knowledge of the Company, no person has or is infringing, diluting or misappropriating any Company Intellectual Property or unfairly competing with the Company.

                (l) The Company has taken reasonable steps to protect the Company's rights in the Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company or its subsidiaries. Except under confidentiality obligations, there has not been disclosure by the Company of any such trade secrets or confidential information.

          2.15  COMPLIANCE; PERMITS; RESTRICTIONS.

                (a) The Company is not in conflict with, or in default or in violation of

(i) any law, rule, regulation, order, judgment or decree applicable to the Company or by which the Company or any of its business or properties is, or the Company believes is reasonably likely to be, bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or its respective properties is bound or affected, except for conflicts, violations and defaults that (individually or in the aggregate) would not reasonably be expected to have a Company Material Adverse Effect. No investigation or review by any Governmental Entity is pending or, to the Company's knowledge, has been threatened, against the Company, nor, to the Company's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of the Company. There is no agreement, judgment, injunction, order or decree binding upon the Company which has or could reasonably be expected to have (after giving effect to the Merger) the effect of prohibiting or impairing any current or future business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted or as currently proposed to be conducted.

                (b) The Company holds, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from Government Entities that are required for the operation of the business of the Company as currently conducted (collectively, the "COMPANY PERMITS") except for such permits, the failure of which to hold would not reasonably be expected to have a Company Material Adverse Effect. The Company is in compliance in all respects with the terms of the Company Permits, except where the failure to be in compliance with the terms of the Company Permits would not reasonably be expected to have a Company Material Adverse Effect.

          2.16 AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as otherwise set forth in Section 2.16 of the Company Disclosure Schedule, as of the date hereof the Company is not a party to or bound by:

                (a) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of the Company's Board of Directors, other than those that are terminable by the Company on no more than 30 days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit the Company's ability to terminate employees at will;

                (b) any agreement of indemnification outside the ordinary course of the Company's business or any guaranty;

                (c) any agreement, contract or commitment containing any covenant limiting the right of the Company to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

                (d) any agreement, contract or commitment currently in force relating to the disposition or acquisition by the Company after the date of this Agreement of assets not in the ordinary course of business or pursuant to which the Company has any material ownership interest in any corporation, partnership, joint venture or other business enterprise;

                (e) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology; or

                (f) any other agreement, contract or commitment currently in effect that is expected to represent more than 10% of the Company's revenue for the calendar year 2000 or that requires the Company to make payments of greater than $500,000 per year or more than $1,500,000 in the aggregate.

          Neither the Company, nor to the Company's knowledge any other party to a Company Contract (as defined below) is in breach, violation or default under, and the Company has not received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which the Company is a party or by which it is bound that are required to be disclosed in the Company Disclosure Schedule pursuant to clauses (a) through (f) above or pursuant to Section 2.14 hereof (any such agreement, contract or commitment, a "COMPANY CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek damages or other remedies which would have a Company Material Adverse Effect. The Company Contracts are in full force and effect and the Company has performed all of the material obligations required to be performed by it and is entitled to all accrued benefits under all the Company Contracts.

          2.17  TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES.

                (a) The Company owns no real property interests. Section 2.17(a) of the Company Disclosure Schedule lists all real property leases to which the Company is a party and each amendment thereto that is in effect as of the date of this Agreement. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or the lapse of time, or both, would constitute a default) that would give rise to a material claim.

                (b) The Company has good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except as reflected in the Company Financial Statements. The Company's equipment and assets (whether owned or leased) are in good operating condition and repair, subject to ordinary wear and tear. All assets, properties and rights relating to the Company's business will, at the Closing, be held by, and all agreements, obligations and transactions relating to the Company's business will, at the Closing, be entered into, incurred and conducted by, the Company.

          2.18  ENVIRONMENTAL MATTERS.

                (a) To the knowledge of the Company, all of the current operations of the Company and its assets, businesses and real property, including any operations at or from any real property presently or formerly owned, used, leased, occupied, managed or operated by the Company (collectively, the "REAL PROPERTY"), comply in all material respects and have at all times complied in all material respects with all applicable Environmental Laws (as defined below). "Environmental Laws" shall mean federal, foreign, state, local or common law, rule, regulation, ordinance, code, order or judgment (including any judicial or administrative interpretations, guidances, directives, policy statements or opinions) relating to the injury to, or the pollution or protection of, human health or the environment.

                (b) To the knowledge of the Company, none of the assets of the Company, nor any of the Real Property, contains any hazardous substances in, on, over, under or at it, in concentrations which would violate in any material respect any applicable Environmental Laws or reasonably would be likely to result in the imposition of material liability or obligations on the Company under any applicable Environmental Laws, including any material liability or obligations for the investigation, corrective action, remediation or monitoring of hazardous substances in, on, over, under or at the Real Property. The Company has not received any written notice from any Governmental Entity or third party of any actual or threatened environmental liabilities.

                (c) To the knowledge of the Company, the Company has all the permits, licenses, authorizations and approvals necessary for the conduct of its business and for the operations on, in or at the Real Property which are required under applicable Environmental Laws (the "ENVIRONMENTAL PERMITS") and it is in compliance in all material respects with the terms and conditions of all such Environmental Permits. To the knowledge of the Company, no reason exists why the Company would not be capable of continued operation of its business in compliance in all material respects with the Environmental Permits and the applicable Environmental Laws.

                (d) To the knowledge of the Company, the Company has not contractually, by operation of law, by the Environmental Laws, by common law or otherwise assumed or succeeded to any environmental liabilities of any predecessors or any other person or entity.

          2.19 INSURANCE. The Company has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company. There is no material claim pending under any of such policies or bonds as to which coverage had been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in compliance with the terms of such policies and bonds. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any such policies.

          2.20 CHANGE OF CONTROL PAYMENTS. Section 2.20 of the Company Disclosure Schedule sets forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers and directors of the Company as a result of the Merger.

          2.21  INTERESTED PARTY TRANSACTIONS. Except as provided in Section
2.21 of the Company Disclosure Schedule, the Company is not indebted to any director, officer, employee or agent of the Company (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to the Company.

          2.22 BOOKS AND RECORDS. The minute books and records of the Company made available to 24/7 have been maintained in accordance with good business practices, contain a complete and accurate summary of all meetings of the directors or actions by written consent since the time of organization of the Company, and reflect all transactions referred to in such minutes accurately in all material respects.

          2.23 IMPROPER PAYMENTS. The Company and its officers and agents have not made any illegal or improper payments to, or provided any illegal or improper benefit or inducement for, any governmental official, supplier, customer or other person in an attempt to influence any such person to take or to refrain from taking any action relating to the Company.

          2.24  YEAR 2000.

                (a) The computer systems of the Company (including, without limitation, all software, hardware, workstations and related components, automated devices, products consisting of or containing one or more thereof, and any and all enhancements, upgrades, customizations, modifications or maintenance, embedded chips and other date sensitive equipment such as security systems, alarms, elevators and other systems) ("COMPUTER SYSTEMS") are Year 2000 Compliant (as defined below), except to the extent that such Computer Systems receive data from third party computer systems that are not Year 2000 Compliant.

                (b) The Company's supply of services through its Computer Systems has not been and shall not be interrupted, delayed, decreased or otherwise affected in any material respect by the failure of its Computer Systems to be Year 2000 Compliant.

                (c) To the knowledge of the Company, the Company's Computer Systems have the ability to properly interface and will continue to properly interface with internal and external applications and systems of third parties with whom the Company exchanges data electronically (including, without limitation, customers, clients, suppliers, service providers, subcontractors, processors, converters, shippers, warehousemen, outsourcers, data processors, regulatory agencies and banks), whether or not their Computer Systems are Year 2000 Compliant.

                For purposes of this Agreement, "YEAR 2000 COMPLIANT" means that the Company's Computer Systems (1) are capable of recognizing, processing, managing, representing, interpreting and manipulating correctly date-related data for dates earlier and later than January 1, 2000, including, but not limited to, calculating, comparing, sorting, storing, tagging and sequencing, without resulting in or causing logical or mathematical errors or inconsistencies in any user-interface functionalities or otherwise, including data input and retrieval, data storage, data fields, calculations, reports, processing or any other input or output, (2) have the ability to provide date recognition for any data element without limitation (including, but not limited to, date-related data represented without a century designation, date-related data whose year is represented by only two digits and date fields assigned special values), (3) have the ability to automatically function into and beyond the year 2000 without human intervention and without any change in operations associated with the advent of the year 2000, (4) have the ability to correctly interpret data, dates and time into and beyond the year 2000, (5) have the ability not to produce noncompliance in existing information or otherwise corrupt such data into and beyond the year 2000, (6) have the ability to correctly process after January 1, 2000 data containing dates before that date,
(7) have the ability to recognize all "leap years," including February 29, 2000.

          2.25 DISCLOSURE. No representation, warranty or other written statement by the Company herein contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

          2.26 CONDITION AND SUFFICIENCY OF ASSETS. The Company owns or has the right to use all the tangible assets necessary for the conduct of its business as conducted prior to the date hereof. To the knowledge of the Company, the buildings, plants, structures, and equipment of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put and are sufficient for the continued conduct of the Company's businesses after the Closing in substantially the same manner as conducted prior to the Closing, and the Company has conducted, and continues to conduct, its business only through the Company.

          2.27 HART-SCOTT RODINO. The Company has no ultimate parent entity and does not meet the "size-of-the-parties" jurisdiction test imposed by Section 201(a)(2) of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the regulations promulgated thereunder.

          2.28 BROKERS. No broker, finder or investment banker, other than Thomas Weisel Partners LLC, is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

          2.29 EXPENSES. The Company's expenses in connection with the negotiation of this Agreement and the transactions contemplated hereby, including any fees to Thomas Weisel Partners LLC and McCutchen, Doyle, Brown & Enersen, LLP, shall not exceed $1,650,000, in the aggregate, and an estimate thereof is set forth in Section 2.29 of the Company Disclosure Schedule.


                                   ARTICLE IIA
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

        The Shareholders, severally, represent and warrant to 24/7 as follows:

        2A.1 Ownership. Each Shareholder is, and immediately prior to the Closing will be, the record and beneficial owner of the number and class(es) of Shares set forth next to such Shareholder's name on the Ownership Table, free and clear of any and all Encumbrances (as defined below) or claims of any kind whatsoever. For the purposes of this Agreement, "ENCUMBRANCES" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) but does not include liens imposed by law in respect of obligations not yet due which are owed in respect of taxes or which otherwise are owed to carriers, warehousepersons or laborers. On the Closing Date, each Shareholder will have the full right, power and authority to assign, transfer and deliver such Shareholder's Shares as provided in this Agreement, and such delivery will convey to 24/7 lawful, valid and marketable title to such Shares, free and clear of any and all Encumbrances or claims of any kind whatsoever.

        2A.2 ACQUISITION OF STOCK FOR INVESTMENT. Each of the Shareholders that receives 24/7 Common Stock as part of the Merger Consideration hereunder acknowledges that such shares of 24/7 Common Stock may not be sold, transferred, offered for sale, pledged, hypothecated, lent, or otherwise disposed of by him or it without registration under the Securities Act of 1933, as amended ("Securities Act"), except pursuant to an exemption from registration under the Securities Act, and without compliance with applicable "blue sky" laws. Each Shareholder is an "accredited investor" as that term is defined in Rule 501 promulgated under the Securities Act. Each Shareholder has received all requested documents and other information from 24/7, and has had an opportunity to ask questions of and to receive answers from the officers of 24/7 with respect to the business, results of operations, financial conditions and prospects of 24/7.

                                   ARTICLE IIB
            ADDITIONAL REPRESENTATIONS AND WARRANTIES OF MEMBERWORKS

          MemberWorks represents and warrants to 24/7 as follows:

          MemberWorks is acquiring stock in 24/7 solely for the purpose of investment for an indefinite period for its account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and has no present intention of selling, granting participation in or otherwise distributing the Merger Consideration. Memberworks does not intend to have its agents participate in the management, or serve as an officer or director, of 24/7. MemberWorks acknowledges that, immediately following the Closing, all its rights under the Agreement and Plan of Merger among MemberWorks Incorporated, AT Merger, Inc. and the Company, dated April 19, 1999, as amended by the Amendment to Agreement and Plan of Merger dated as of September 30, 1999 and the Second Amendment to Agreement and Plan of Merger dated December 30, 1999, will be canceled and extinguished.



                                   ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF 24/7 AND THE SUBSIDIARY

          24/7 and the Subsidiary hereby represent and warrant to the Company as follows:

          3.1   ORGANIZATION AND QUALIFICATION; ORGANIZATIONAL DOCUMENTS.

                (a) Each of 24/7 and the Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of 24/7, taken as a whole, or on the ability of the parties to consummate the transactions contemplated by this Agreement (a "24/7 MATERIAL ADVERSE EFFECT"). Each of 24/7 and the Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a 24/7 Material Adverse Effect.

                (b) 24/7 has heretofore furnished to the Company a complete and correct copy of 24/7's and the Subsidiary's Certificate of Incorporation (certified by the Secretary of State of the State of Delaware) and By-Laws, each as amended to date. Such Certificates of

Incorporation and By-Laws are in full force and effect. Neither 24/7 nor the Subsidiary is in violation of any of the provisions of its respective Certificate of Incorporation or By-Laws.

          3.2   CAPITALIZATION.

                (a) The authorized capital stock of 24/7 as of December 31, 1999 consisted of: (i) 70,000,000 shares of 24/7 Common Stock, of which 22,421,516 shares were issued and outstanding; and (ii) 10,000,000 shares of preferred stock, par value $.01 per share, none of which were issued and outstanding. All of the outstanding shares of 24/7 Common Stock are duly authorized, validly issued and are fully paid and nonassessable and are not subject to preemptive or similar rights created by statute, the Certificate of Incorporation or By-Laws of 24/7 or any agreement or document to which 24/7 is a party or by which it is bound. As of December 31, 1999, there were options outstanding to purchase an aggregate of 3,235,538 shares of 24/7 Common Stock under 24/7's stock option plans. The authorized capital stock of the Subsidiary consists of 1,000 shares of common stock, par value $.01 per share, 100 shares of which are issued and outstanding, and wholly owned by 24/7. The Subsidiary was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

                (b) The shares of 24/7 Common Stock to be issued in the Merger have been duly authorized and, when so issued in accordance with the terms hereof, such shares will be validly issued, fully paid and nonassessable.

          3.3   AUTHORITY RELATIVE TO THIS AGREEMENT.

                (a) Each of 24/7 and the Subsidiary has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, as well as all other agreements, certificates and documents executed or delivered, or to be executed or delivered, by 24/7 and/or the Subsidiary in connection herewith (collectively, with this Agreement, the "24/7 DOCUMENTS"). The execution and delivery of this Agreement by 24/7 and the Subsidiary and the consummation by 24/7 and the Subsidiary of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of 24/7 and the Subsidiary, and no other corporate proceedings on the part of 24/7 or the Subsidiary are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby, except for the filing of the Agreement of Merger and Certificate of Merger pursuant to California Law and Delaware Law, respectively. Each of the 24/7 Documents to which 24/7 and/or the Subsidiary is, or will be, a party has been, or will be, duly and validly executed and delivered by 24/7 and/or the Subsidiary, and, assuming the due authorization, execution and delivery of the 24/7 Documents by the Company are (or when executed and delivered will be) legal, valid and binding obligations of 24/7 and/or the Subsidiary, enforceable against 24/7 and/or the Subsidiary in accordance with their respective terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

                (b) The Board of Directors of 24/7 (and the Board of Directors of the Subsidiary, as necessary) at a meeting duly called at which all members were present has (i) unanimously declared that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of 24/7 and its shareholders; and (ii) authorized, approved and adopted this Agreement, the Merger and the other transactions contemplated hereby. None of the aforesaid actions by the Board of Directors of 24/7 has been amended, rescinded or modified.

          3.4   NO CONFLICT, REQUIRED FILINGS AND CONSENTS.

               (a) The execution and delivery of this Agreement by 24/7 and the Subsidiary do not, and the performance of this Agreement by 24/7 and the Subsidiary will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of 24/7 or the Subsidiary; (ii) subject to compliance with the requirements of Section 3.4(b), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to 24/7 or the Subsidiary or by which any of 24/7's or the Subsidiary's respective properties is bound or affected; or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair 24/7's or the Subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of 24/7 or the Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which 24/7 or the Subsidiary is a party or by which 24/7 or the Subsidiary or any of their respective properties is bound or affected, except in any such case for any such breaches, violations or defaults that would not have a 24/7 Material Adverse Effect.

                (b) The execution and delivery of this Agreement by 24/7 and the Subsidiary does not, and the performance of this Agreement by 24/7 and the Subsidiary will not, require any consent, approval, authorization or permit of, or declaration, registration or filing with or notification to, any Governmental Entity, (i) such consents, approvals, orders, authorizations, registrations and declarations and filings as may be required under applicable federal and state securities (or related) laws, (ii) the filing of the Agreement of Merger and Certificate of Merger pursuant to California Law and Delaware Law, respectively; and (iii) such consents, approvals, authorizations, filings and registrations which if not obtained or made, would not prevent or delay consummation of the Merger or otherwise prevent 24/7 from performing its obligations under this Agreement.

          3.5   SEC FILINGS, 24/7 FINANCIAL STATEMENTS.

                (a) 24/7 has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since December 31, 1998 and has delivered or made available to the Company, in the form filed with the SEC, such forms, reports and documents. All such required forms, reports and documents (including those that 24/7 may file subsequent to the date hereof), as amended, are referred to herein as the "24/7 SEC REPORTS." The 24/7 SEC Reports (including any financial statements or schedules included therein) (i) were prepared in accordance with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such 24/7 SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of 24/7's subsidiaries is required to file any forms, reports or other documents with the SEC.

                (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the 24/7 SEC Reports (the "24/7 FINANCIALS"), including each 24/7 SEC Report filed after the date hereof until Closing: (i) complied (or will comply) as to form in all material respects with the rules and regulations of the SEC with respect thereto, (ii) was (or will be) prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented (or will fairly present) in all material respects the consolidated financial position of 24/7 and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments and such statements do not contain notes thereto.

                (c) 24/7 has heretofore furnished to the Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by 24/7 with the SEC pursuant to the Securities Act or the Exchange Act.

          3.6 NO UNDISCLOSED LIABILITIES. Except as is disclosed in the 24/7 Financials, neither 24/7 nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of the type that are required to be disclosed in financial statements, including the notes thereto, prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, operations or financial condition of 24/7 and its subsidiaries taken as a whole, except liabilities (i) adequately provided for or referred to in the Company's balance sheet and the related notes thereto as of September 30, 1999 included in 24/7's Form 10-Q for the quarter ended September 30, 1999 (which is part of the 24/7 SEC Reports) (the "24/7 BALANCE SHEET"), (ii) incurred since the date of the 24/7 Balance Sheet in the ordinary course of business and consistent with past practice and (iii) incurred in connection with the transactions contemplated by this Agreement.

          3.7 NO ADVERSE CHANGE. Since the date of the 24/7 Balance Sheet, 24/7 has conducted its business in the ordinary course and there has not occurred any material adverse change in the business, properties, assets, liabilities, commitments, earnings or financial condition of 24/7 and its subsidiaries, taken as a whole.

          3.8 LITIGATION. There are no claims, actions, suits or proceedings pending or, to the knowledge of 24/7, threatened that have a reasonable likelihood of success on the merits relating to or affecting 24/7 or any of its subsidiaries before any Governmental Entity that seek to restrain or enjoin the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE IV

                            COVENANTS OF THE COMPANY

          The Company covenants and agrees that between the date hereof and the Effective Time:

          4.1 ACTIONS. The Company will not take any action that would cause any of the representations and warranties made by it in any of the Company Documents not to be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

          4.2 ACCESS BY 24/7. 24/7 and its representatives and advisors shall, upon prior written notice to the Company, have reasonable access during normal business hours to the Company's assets, premises, books and records, key employees and accountants, including the work papers of the Company's accountants relating to the Company Financial Statements, and the Company shall furnish 24/7 with such information and copies of such documents as 24/7 may reasonably request. The Company shall promptly furnish to 24/7 all financial statements of the Company that are prepared in the ordinary course of business, including, without limitation, monthly reports of sales, revenue and cash flow and balance sheets, if any are prepared.

          4.3 CONDUCT OF BUSINESS. The business of the Company shall be conducted in all material respects in the ordinary course, consistent with the present conduct of its business, and the Company shall use commercially reasonable efforts to maintain, preserve and protect the assets and goodwill of the Company. Without limiting the generality of the foregoing, the Company shall not, without the prior written consent of 24/7, take or commit to take any of following actions:

                (a)  amend its By-Laws or Articles of Incorporation;

                (b) issue any additional shares of capital stock, or issue, sell or grant any option or right to acquire or otherwise dispose of any of its authorized but unissued capital stock or other equity or debt securities;

                (c) declare or pay any dividends or make any other distribution in cash, property or securities on its capital stock;

                (d)  repurchase or redeem any shares of its capital stock;

                (e) incur, or perform, pay or otherwise discharge, any material obligation or liability (absolute or contingent), except for obligations and liabilities incurred in the ordinary course of business consistent with past practice;

                (f) enter into any employment agreement with or increase the compensation or benefits of any of its officers or employees, or grant any severance pay or termination pay or establish, adopt or enter into any employee benefit plan, program or arrangement;

                (g) sell, lease, transfer or otherwise dispose of, or acquire, any material properties or assets, tangible or intangible, other than in the ordinary course of business;

                (h) make any material changes in its customary method of operations, including marketing, selling and pricing policies and maintenance of business premises, fixtures, furniture and equipment;

                (i) modify, amend or cancel any of its existing leases or enter into any material contracts, agreements, leases or understandings other than in the ordinary course of business or enter into any loan agreements;

                (j) make any material investments other than in certificates of deposit or short-term commercial paper; or

                (k) change any of the accounting principles or practices used by it, except to come into compliance with, or as required by GAAP.

          4.4 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to 24/7 of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in any of the Company Documents that is qualified as to materiality to be untrue or inaccurate or any such representation or warranty that is not so qualified to be untrue or inaccurate in any material respect and (ii) any failure of the Company materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 4.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          4.5 FURTHER ACTION. Upon the terms and subject to the conditions hereof, the Company shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

          4.6 PUBLIC ANNOUNCEMENTS. The Company and MemberWorks shall consult with 24/7 before issuing any press release or otherwise making any public statement with respect to the Merger and shall not issue any such press release or make any such public statement, except as may be required by law, without the prior written consent of 24/7, which may not be unreasonably withheld or delayed.

          4.7 GOVERNMENT COMPLIANCE. The Company agrees promptly to effect all necessary registrations, filings, applications and submissions of information required or requested by governmental authorities and to use commercially reasonable efforts to obtain any necessary approvals and early termination of any applicable waiting period.

          4.8 MEMBERWORKS LOAN. Immediately prior to the Closing, MemberWorks shall contribute to the capital of the Company all the outstanding debt of the Company to MemberWorksnet of the amount of a certain invoice (approximately $25,000) payable by MemberWorks to the Company, in exchange for additional shares of Company Preferred Stock.

          4.9 PATENT OPINION. The Company shall promptly instruct Blakely Sokoloff Taylor & Zafman to prepare an opinion to the Company relating to the non-infringement by the Company and/or invalidity of U.S. Patent Number 6,009,412 (the "Patent Opinion") and to use their best efforts to deliver such opinion no later than fifteen (15) days after the date of this Agreement. Between the date of this Agreement and the Closing, the Company shall, not less often than every two days after the date of this Agreement (and in any event on the last day prior to such fifteenth day), provide 24/7 with a report as to the progress of the preparation of the Patent Opinion and a summary of any substantive issues that have arisen that would or might adversely affect the ability of such firm to deliver the Patent Opinion.

                                    ARTICLE V

                      COVENANTS OF 24/7 AND THE SUBSIDIARY

          24/7 and the Subsidiary covenant and agree that between the date hereof and the Effective Time:

          5.1 ACTIONS. Neither 24/7 nor the Subsidiary will take any action that would cause any of the representations and warranties made by it in any of the 24/7 Documents not to be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

          5.2 NOTIFICATION OF CERTAIN MATTERS. 24/7 shall give prompt notice to the Company of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in any of the 24/7 Documents to be untrue or inaccurate and (ii) any failure of 24/7 or the Subsidiary materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.2 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          5.3 FURTHER ACTION. Upon the terms and subject to the conditions hereof, 24/7 and the Subsidiary shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

          5.4 PUBLIC ANNOUNCEMENTS. 24/7 and the Subsidiary shall consult with the Company before issuing any press release or otherwise making any public statement with respect to the Merger and shall not issue any such press release or make any such public statement, except as may be required by law, without the prior written consent of the Company, which may not be unreasonably withheld or delayed.

          5.5 GOVERNMENT COMPLIANCE. 24/7 and the Subsidiary agree promptly to effect all necessary registrations, filings, applications and submissions of information required or requested by governmental authorities and to use commercially reasonable efforts to obtain any necessary approvals and early termination of any applicable waiting period.

          5.6 CERTAIN RESTRICTIONS. 24/7 covenants and agrees that between the date hereof and the Effective Time or termination of this Agreement, it will not enter into or conduct any discussions with any party other than the Company with respect to any (a) acquisition or merger or similar transaction of a company primarily engaged in a web-based or Internet-related business focused primarily on reward programs, loyalty marketing solutions or point awards, or (b) license or purchase of technology for such a business.

          5.7 PUBLIC ANNOUNCEMENTS. 24/7 agrees that it shall not issue any press release or make any public statement with respect to the Merger prior to the Closing, except as may be required by law.

          5.8 ADVANCES. Between the date of this Agreement and the Closing, 24/7 agrees to make short-term advances to the Company up to an aggregate of $1.0 million for working capital purposes in such amounts, at such times and on other reasonable terms and conditions as are mutually agreed by the parties.


                                   ARTICLE VI

         CONDITIONS PRECEDENT TO OBLIGATIONS OF 24/7 AND THE SUBSIDIARY

          The obligations of 24/7 and the Subsidiary to consummate the transactions contemplated by the 24/7 Documents are subject to the fulfillment, at or before the Effective

Time, of each of the following conditions, any of which may be waived by 24/7 and the Subsidiary in writing, and the Company shall use commercially reasonable efforts to cause such conditions to be fulfilled:

          6.1 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company in the Company Documents shall be true and correct in all material respects on and as of the Effective Time as if made on and as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date.

          6.2 PERFORMANCE BY THE COMPANY. The Company shall have performed and complied in all material respects with all agreements, covenants and conditions required by the Company Documents to be performed or complied with by the Company at or before the Effective Time.

          6.3 CERTIFICATE. 24/7 shall have received a certificate executed by the Company, dated the Closing Date, certifying, in such detail as 24/7 may reasonably request, as to the fulfillment of the conditions set forth in Sections 6.1 and 6.2.

          6.4 EMPLOYMENT AGREEMENT. Brian Anderson, Jack Daley, Randy Moore, Peter Sclafani and Russell Burnside shall have each entered into an Employment Agreement with 24/7 in the form attached hereto as EXHIBIT B and a Non-Competition and Non-Disclosure Agreement with 24/7 in the form attached hereto as EXHIBIT C (collectively, the "Employment Agreements").

          6.5 REGISTRATION RIGHTS AGREEMENT. The Company and the Shareholders shall have entered into a Registration Rights Agreement with 24/7 in the form attached hereto as EXHIBIT D (the "Registration Rights Agreements").

          6.6 OPINION OF COUNSEL TO THE COMPANY. The Company shall have delivered to 24/7 an opinion of McCutchen, Doyle, Brown & Enersen, LLP , counsel to the Company, dated the Closing Date, covering, in substance , the legal matters described in Sections 2.1 (as relates to Company only), 2.5 (a), (b),
(c) and (d), and 2.6 (a) (i) and (ii) and (b).

          6.7 CONSENTS. The Company shall have obtained, or to the reasonable satisfaction of 24/7 obviated the need to obtain, all consents, approvals and waivers from governmental and regulatory authorities and third parties necessary for the execution, delivery and performance of the Company Documents and the transactions contemplated thereby, without any material cost or adverse consequences to the Company.

          6.8   LITIGATION.   No  action  or  proceeding  shall  be  pending  or
threatened before any court, tribunal or governmental entity, and no claim or demand shall have been made against

24/7, the Subsidiary, any Shareholder or the Company, seeking to restrain or prohibit or to obtain damages or other relief in connection with the consummation of the transactions contemplated by any of the Company Documents, or which might materially adversely affect the business of the Company, which in the reasonably exercised opinion of 24/7 makes it inadvisable to consummate such transactions.

          6.9 NO VIOLATION. There shall not have been any action taken, or any statute, rule, regulation or order enacted, promulgated, issued or deemed applicable to the Merger by any federal or state government or governmental or regulatory authority or court, which would: (i) prohibit the Surviving Corporation's ownership or operation of all or a material portion of the Company's business or assets, or compel the Surviving Corporation to dispose of or hold separate all or a material portion of the Company's business or assets, as a result of the Merger; (ii) render any party hereto unable to consummate the Merger; (iii) make such consummation illegal; or (iv) impose or confirm material limitations on the ability of 24/7 effectively to exercise full rights of ownership of shares of the capital stock of the Surviving Corporation, including, without limitation, the right to vote any such shares on all matters properly presented to the shareholders of the Surviving Corporation, and no such action shall have been taken or any such statute, rule, regulation or order enacted, promulgated, issued or deemed applicable to the Merger which is reasonably likely to produce such result.

          6.10 PATENT OPINION. 24/7 shall have received a copy of the Patent Opinion, and such opinion shall be reasonably satisfactory to 24/7 and its counsel; PROVIDED, HOWEVER, that such condition shall be deemed to have been waived by 24/7 unless it shall have notified the Company within one business day after its receipt of the opinion that the opinion is not reasonably satisfactory to 24/7.


                                   ARTICLE VII

               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

          The obligations of the Company to consummate the transactions contemplated by the Company Documents are subject to the fulfillment, at or before the Effective Time, of each of the following conditions, any of which may be waived by the Company in writing, and 24/7 and the Subsidiary shall use commercially reasonable efforts to cause such conditions to be fulfilled:

          7.1 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of 24/7 and/or the Subsidiary in the 24/7 Documents shall be true and correct in all material respects on and as of the Effective Time as if made on and as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date.

          7.2 PERFORMANCE BY 24/7 AND THE SUBSIDIARY. 24/7 and the Subsidiary shall have per formed and complied in all material respects with all agreements, covenants and conditions required by the 24/7 Documents to be performed or complied with by 24/7 and/or the Subsidiary at or before the Effective Time.

          7.3 CERTIFICATE. The Company shall have received a certificate executed by 24/7, dated the Closing Date, certifying, in such detail as the Company may reasonably request, as to the fulfillment of the conditions set forth in Sections 7.1 and 7.2.

          7.4 EMPLOYMENT AGREEMENT. 24/7 shall have entered into the Agreements and the Non-Disclosure Agreements.

          7.5 REGISTRATION RIGHTS AGREEMENT. 24/7 shall have entered into the Registration Rights Agreement.

          7.6 OPINION OF COUNSEL TO 24/7 AND THE SUBSIDIARY. 24/7 and the Subsidiary shall have delivered to the Company an opinion of Proskauer Rose LLP, counsel to 24/7 and the Subsidiary, dated the Closing Date, covering, in substance, the legal matters described in Sections 3.1(a), 3.2(b), 3.3(a), 3.4(a)(i) and (ii) and (b).

          7.7 NO VIOLATION. There shall not have been any action taken, or any statute, rule, regulation or order enacted, promulgated, issued or deemed applicable to the Merger by any federal or state governmental or regulatory authority or court, which would (i) render any party hereto unable to consummate the Merger or (ii) make such consummation illegal.

                                  ARTICLE VIII

                               CLOSING DELIVERIES

          8.1 DELIVERIES OF THE COMPANY. At the Closing (or as provided below), the Company and the Shareholders shall deliver, or shall cause to be delivered, to 24/7 and the Subsidiary the following:

                (a)  The Employment Agreements;

                (b)  The Registration Rights Agreement;

                (c) The opinion of McCutchen, Doyle, Brown & Enersen, LLP, counsel to the Company;

                (d) The certificate referred to in Section 6.3, duly executed;

                (e)  The Escrow Agreement;

                (f)  The minute books of the Company; and

                (g) Duly executed resignations of all directors, officers and fiduciaries of the Company.

          8.2 24/7 AND SUBSIDIARY DELIVERIES. At the Closing (or as provided below), 24/7 and the Subsidiary shall deliver, or shall cause to be delivered, to the Company and the Shareholders, as the case may be, the following:

                (a) As promptly as practicable after the Closing, in accordance with instructions received from the Company and the Shareholders, the Merger Consideration, including Certificates representing shares of 24/7 Common Stock in payment of the Merger Consideration, registered in the name of each of the holders of the Shares, subject to Section 1.8;

                (b)  The Employment Agreements;

                (c)  The Registration Rights Agreement;

                (d) The opinion of Proskauer Rose LLP, counsel to 24/7 and the Subsidiary;

                (e)  The Escrow Agreement; and

                (f) The certificate referred to in Section 7.3 hereof, duly executed.


                                   ARTICLE IX

                                 INDEMNIFICATION

          9.1 INDEMNIFICATION BY THE COMPANY AND THE SHAREHOLDERS. Subject to the limitations set forth in Article X below, the Company (prior to the Closing) and the Shareholders shall indemnify, defend and hold harmless 24/7 and its affiliates (including the Surviving Corporation), promptly upon demand at any time and from time to time, against any and all losses, liabilities, claims, actions, damages and expenses (including without limitation, reasonable attorneys' fees and disbursements) (collectively, "LOSSES"), arising out of or in connection with any of the following: (i) any misrepresentation or breach of any warranty made by the Company in any of the Company Documents; (ii) any breach or non-fulfillment of any covenant or agreement made by the Company in any of the Company Documents; or (iii) the claims of any broker or finder engaged by the Company other than Thomas Weisel Partners LLC.

          9.2 INDEMNIFICATION BY THE SHAREHOLDERS. Each Shareholder shall severally indemnify, defend and hold harmless 24/7 and its affiliates (including the Surviving Corporation), promptly upon demand at any time and from time to time, against any and all Losses arising out of or in connection with any of the following: (i) any misrepresentation or breach of any warranty made by such Shareholder in any of the Company Documents; or (ii) any breach or non-fulfillment of any covenant or agreement made by such Shareholder in any of the Company Documents.

          9.3 INDEMNIFICATION BY 24/7. 24/7 shall indemnify, defend and hold harmless the Shareholders, promptly upon demand at any time and from time to time, against any and all Losses arising out of or in connection with any of the following: (i) any misrepresentation or breach of any warranty made by 24/7 or the Subsidiary in this Agreement; (ii) any breach or nonfulfillment of any covenant or agreement made by 24/7 or the Subsidiary in this Agreement or in any of the 24/7 Documents; or (iii) the claims of any broker or finder engaged by 24/7 or the Subsidiary.

                                    ARTICLE X

                  FURTHER PROVISIONS REGARDING INDEMNIFICATION

          10.1 SURVIVAL. All representations and warranties made by the Company or the Shareholders in the Company Documents or by 24/7 or the Subsidiary in this Agreement shall survive the Closing until April 30, 2001; provided, however, that if at the Effective Time a party has knowledge of facts constituting a breach by another party of any representation or warranty by such other party, the party having such knowledge shall not be entitled to assert a claim for Losses under this Agreement arising out of such breach.

          10.2  LIMITATIONS.  Notwithstanding the foregoing,

                (a) The indemnification in Sections 9.1, 9.2 and 9.3, as the case may be, shall be the exclusive remedy of the Shareholders, the Company and of 24/7 and its affiliates with respect to claims for Losses;

                (b) The indemnification provided for in Section 9.1(i) or 9.3(i) above shall not be required unless and until, at the time of any such determination, the total amount of Losses otherwise subject to indemnification under such section exceeds $500,000, in which event the indemnified party or parties will be entitled to indemnification for the amounts of their Losses exceeding $250,000;

                (c)  The total amount of indemnification pursuant to Section
9.1 shall
in no event exceed an amount equal to the cash and number of shares of 24/7 Common Stock held in the Escrow Indemnity Account at the time a claim is made by 24/7;

                (d) Neither any Shareholder, on the one hand, nor 24/7 or any of its affiliates, on the other, shall be entitled to indemnification for Losses arising out of matters referred to in Section 9.1(i) or 9.3(i), as applicable, unless it shall have given written notice to the indemnifying party, setting forth its claim for indemnification in reasonable detail, within the period from the Closing Date until April 30, 2001;

                (e) An indemnified party shall promptly give written notice to the indemnifying party after the indemnified party has knowledge that any legal proceeding has been instituted or any claim has been asserted in respect of which indemnification may be sought under the provisions of Sections 9.1, 9.2 or 9.3. If the indemnifying party, within 30 days after the indemnified party has given such notice (or within such shorter period of time as an answer or other responsive motion may be required), shall have acknowledged in writing his or its obligation to indemnify, then the indemnifying party shall have the right to control the defense of such claim or proceeding, and the indemnifying party shall not settle or compromise such claim or proceeding without the written consent of the indemnified party. The indemnified party may in any event participate in any such defense with his or its own counsel and at his or its own expense; and

                (f) The indemnified party shall be kept fully informed by the indemnifying party of such action, suit or proceeding at all stages thereof, whether or not he or it is represented by counsel. The indemnifying party shall, at the indemnifying party's expense, make available to the indemnified party and its attorneys and accountants all books and records of the indemnifying party relating to such action, suit or proceeding, and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

          10.3 EXCLUSIVE REMEDY. In accordance with the provisions of the Escrow Agreement, 24/7 shall be entitled, from time to time, to receive from the Escrow Agent the number of shares of 24/7 Common Stock having a value equal to the Losses of 24/7 as to which 24/7 is entitled to be indemnified pursuant to
9.1 or 9.2 above, subject to the provisions of Section 10.2(c), as applicable. For purposes of this Section 10.3 and the Escrow Agreement, the value of 24/7 Common Stock to be delivered to cover Losses shall be the average of the closing prices of the 24/7 Common Stock on the five trading days preceding the delivery of the shares to 24/7 in accordance with the provisions of the Escrow Agreement. The right to receive such shares and cash in accordance with the provisions of this Article X shall be 24/7's sole remedy for Losses that it is entitled to recover under Section 9.1, and 24/7 shall look solely to the property or cash held in the Escrow Indemnity Account for all such Losses.

          10.4 DELIVERY OF NOTICE. 24/7 shall deliver such written notices to such parties and at such times as required by the provisions of the Escrow Agreement, and the releases of shares provided for in Article X shall be governed by the provisions of the Escrow Agreement. 24/7 and the Company agree to promptly deliver a written notice to the Shareholders upon any determination that a claim for Losses under
Section 9.1 or 9.2 is reasonably likely to exist.

          10.5  INDEMNIFICATION OF DIRECTORS AND OFFICERS OF THE COMPANY. 24/7
(A) for a period of five years after the Effective Time, will not take or knowingly permit to be taken any action to alter or impair any exculpatory or indemnification provisions now existing in the Articles of Incorporation or Bylaws of the Company for the benefit of any individual who served as officer or director of the Company at any time prior to the Effective Time, and (B) shall cause the Surviving Corporation to honor and fulfill such provisions.


                                   ARTICLE XI

                                  MISCELLANEOUS

          11.1 NOTICES. All notices or other communications in connection with this Agreement shall be in writing and shall be considered given when personally delivered or three days after when mailed by registered or certified mail, postage prepaid, return receipt requested, or by overnight courier as follows:

     If to the Company:

                             AwardTrack, Inc.
                             125 Bethany Drive
                             Scotts Valley, CA  95066
                             Attention: Brian Anderson

     with a copy to:

                             McCutchen, Doyle, Brown & Enersen, LLP
                             3150 Porter Drive
                             Palo Alto, CA  94304
                             Attention: Robert Cox, Esq.


     If to 24/7 or the Subsidiary:

                             24/7 Media, Inc.
                             1250 Broadway, 28th Floor
                             New York, NY  10001
                             Attn:  General Counsel
     with a copy to:

                             Proskauer Rose LLP
                             1585 Broadway
                             New York, NY  10036
                             Attn:  Ronald R. Papa, Esq.

Any party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner set forth in this Section 11.1.

          11.2 TERMINATION. This Agreement shall terminate if the Closing shall have not occurred by March 1, 2000; provided, however, that (a) 24/7 may terminate this Agreement at any time after February 29, 2000, if the condition set forth in Section 6.10 is not satisfied by such date, and (b) the Company may terminate this Agreement on not less than one business day's notice to 24/7 at any time after February 17, 2000, if (i) it has fully complied with the provisions of Section 4.9, (ii) the condition set forth in Section 6.10 has not been satisfied or waived by such date, provided that such termination will not be effective if, after receipt of the Company's notice of termination but before the effective date of the termination, 24/7 notifies the Company that it waives such condition and elects to complete the Merger, and (c) the Company may terminate this Agreement on notice to 24/7 if the Patent Opinion has been timely delivered but the condition set forth in Section 6.10 is not satisfied because 24/7 has delivered to the Company the notice contemplated by Section 6.10. The right to terminate this Agreement under this Section 11.2 shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of such condition or of the Closing to occur on or before such date.

          11.3 ENTIRE AGREEMENT. This Agreement (which includes the schedules and exhibits hereto), sets forth the parties' final and entire agreement with respect to its subject matter and supersedes any and all prior and contemporaneous understandings, representations, warranties and agreements (whether oral or written) with respect to the subject matter herein. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by a written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, change or waiver is sought.

          11.4 SUCCESSORS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns; PROVIDED, HOWEVER, that neither this Agreement nor any right or obligation hereunder may be assigned or transferred, except that 24/7 or the Subsidiary may assign this Agreement and its rights hereunder to any direct or indirect wholly-owned subsidiary of 24/7.

          11.5 PARAGRAPH HEADINGS. The paragraph and section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          11.6 OTHER DISCUSSIONS. Unless this Agreement shall have been terminated, the Company (and any representatives of the Company) shall not, directly or indirectly, initiate, solicit, encourage, consider, entertain or otherwise consider any other offers for or inquiries about, or hold discussions with any person regarding, the acquisition of any assets or capital stock of the Company. The Company (and any representatives of the Company) will not, directly or indirectly, engage in any negotiations concerning, provide any confidential information or data to, or have any discussions with, any person relating to the acquisition of any assets or capital stock of the Company, whether initiated before or after this Agreement. The Company (and any representatives of the Company) will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to the acquisition of any assets or capital stock of the Company. The Company will notify 24/7 immediately of any inquiries or proposals received by the Company and the name of such person and the material terms and conditions of any proposals or offers.

          11.7 FEES AND EXPENSES. If the Merger is consummated, 24/7 shall pay up to $550,000 of fees and expenses incurred by the Company in connection with the Merger. MemberWorks shall pay $1,000,000 towards any investment banking fee incurred by the Company in connection with the Merger and 66 2/3% of other fees and expenses incurred by the Company in connection with the Merger. Other than as set forth in the preceding sentence, each party hereto will pay its own fees and expenses, including, without limitation, legal, accounting and other professional fees and expenses, incurred in connection with the execution, delivery and performance of this Agreement, whether or not the Merger is consummated.

          11.8 SEVERABILITY. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

          11.9 GOVERNING LAW AND CONSENT TO JURISDICTION. This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of New York. The state courts of the State of New York in New York County and, if the jurisdictional prerequisites exist at the time, the United States District Court for the Southern District of New York, shall have sole and exclusive jurisdiction to hear and determine any dispute or controversy arising under or concerning this Agreement. In any action or proceeding concerning such dispute or controversy, the parties consent to such jurisdiction and waive personal service of any summons, complaint or other process; a summons or complaint in any such action or proceeding may be served by mail in accordance with Section 11.1.

          11.10 COUNTERPARTS. This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          11.11 DEFINITION OF KNOWLEDGE. As used herein, the words "knowledge", "knowledge" or "known" shall, (i) with respect to the Company or Company management, mean the actual knowledge of the executive officers of the Company, in each case after such individuals have made due and diligent inquiry as to the matters which are the subject of the statements which are "known" by the Company or made to the "knowledge" or "knowledge" of the Company, (ii) with respect to 24/7 or 24/7 management, mean the actual knowledge of the executive officers of 24/7, in each case after such individuals have made due and diligent inquiry as to the matters which are the subject of the statements which are "known" by 24/7 or made to the "knowledge" or "knowledge" of 24/7, and (iii) with respect to the Subsidiary or the Subsidiary management, mean the actual knowledge of the corporate executive officers of 24/7 or the Subsidiary, in each case after such individuals have made due and diligent inquiry as to the matters which are the subject of the statements which are "known" by the Subsidiary or made to the "knowledge" or "knowledge" of the Subsidiary.

          11.12 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties and their respective successors and permitted assigns; provided, however, that the provisions in Sections 9.1 and 9.2 above concerning indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives.

                           [Signature pages to follow]

                       [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by a duly authorized officer as of the day and year first written above.


AWARDTRACK, INC.                        24/7 MEDIA, INC.


By:  /s/ Brian Anderson                 By:  /s/ David J. Moore
     --------------------------              ----------------------
       Brian Anderson                          David J. Moore
       President and CEO                       President and CEO


24/7 AWARDS HOLDING CORP.


By:  /s/ David J. Moore
     --------------------------
       David J. Moore
       President



SHAREHOLDERS:

MEMBERWORKS INCORPORATED

By:  /s/ George W. M. Thomas
     --------------------------
       George W. M. Thomas
       Sr. Vice President and
          General Counsel

NATIONAL DISCOUNT BROKERS GROUP, INC.

By:  /s/ Frank E. Lawatsch, Jr.
     --------------------------
       Frank E. Lawatsch, Jr.
       EVP, Secretary and
         General Counsel


/s/ Brian Anderson
---------------------
Brian Anderson

/s/ Jeffrey Newhouse
---------------------
Jeffrey Newhouse


/s/ John Watson
---------------------
John Watson


/s/ Gregory Hassett
---------------------
Gregory Hassett

/s/ Randy Moore
---------------------
Randy Moore


/s/ Jack Daley
---------------------
Jack Daley